Exhibit 99.1

NEWS RELEASE
October 13, 2005
American Oil & Gas Announces Williston Basin, North Dakota
Acquisition and Updates Fetter Field Activity
American Acquires a 75% Working Interest in 33,000
Gross Undeveloped Acres Targeting the Bakken Formation
     DENVER- American Oil & Gas, Inc. (AMEX: AEZ) today announced that it has acquired a 75% working interest in 33,000 gross undeveloped acres located primarily in Williams and Dunn Counties, North Dakota. American paid a total of $2,970,000 in cash and issued 675,000 shares of its common stock as consideration for the acreage position.
     “We are pleased to announce that we have substantially expanded our acreage position targeting the Bakken Formation,” commented Pat O’Brien, CEO of American. “We have been very successful participating in wells targeting the Bakken Formation at our Big Sky project in Richland County, Montana, and this new acreage position will greatly expand our exposure to additional Bakken potential. In addition to the Bakken Formation, we see opportunity for exploration in the Mission Canyon, Nisku, Birdbear, Duperow, Interlake and Red River Formations. Our plans are to commence drilling to test the Bakken Formation during the first half of 2006.”
     This project, called the Goliath Project, targets the middle member of the Bakken Formation in an emerging horizontal drilling play in the North Dakota Williston Basin. Drilling activity by other companies in this area include two wells drilled in close proximity to the Goliath acreage that have had initial production rates of 460 and 568 barrels of oil equivalent per day from single lateral wellbores. Sixteen additional drilling applications for horizontal Bakken wells have been recently filed by other companies with the North Dakota Oil and Gas Division in the townships immediately to the north and east of American’s primary acreage block.
     American also announced today that drilling operations at the Sims 16-26 well, the first well of a planned two well program in the Company’s Fetter Field project area, were completed last month through the targeted Frontier formation. Wellbore conditions required that the Frontier be drilled in a low angle vertical fashion versus the originally planned high angle or horizontal fashion. 2-7/8 inch production pipe was run from total depth to surface. The well is currently undergoing final completion operations and has continued to produce and sell natural gas and liquid hydrocarbon condensate. Flow rates will be announced after final completion operations have been concluded and evaluated.
     The Hageman 16-34 well, the second well being drilled in the Fetter Field, has been drilled and intermediate casing has been installed to 8,625 feet. Drilling operations continue toward the targeted Frontier formation, which is expected to be encountered at approximately 11,500 feet.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanoilandgasinc.com.
# # #

     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.
Contact:

Andrew Calerich, President 303.991.0173 Fax: 303.595.0709 1050 17th Street, Suite 1850 — Denver, CO 80265	Neal Feagans, Investor Relations Feagans Consulting, Inc 303.449.1184